Monthly Statements to the Securityholders
Pursuant to Section 5.01 of the Sale and Servicing Agreement

Wachovia Asset Securitization Inc
2002-HE2

Monthly Period	January 1 - January 31
Payment Date	February 25, 2004

Aggregate Amount Collected for the Collection Period
Interest	$2,977,585.73
Principal Collections	$37,901,276.76
Substition Amounts	$—
Additional Draws	$25,579,375.15
Aggregate Subsitutions	$—
Application of Collected Amounts
Applied in the following order of priority:
			Factor per Thousand
(i) Enhancer Premium		$150,000.00
(ii) Noteholder’s Interest		$1,292,985.15		1.077487622
Payment for Additional Balance		$—
(iii) Principal Collections to Funding Account		$—
(iv) Excess Spread (during Revolving)		$—
(v) Excess Spread (during AP)		$1,534,600.58
(vi) Additional Balance Increase Payment from Excess Spread		$—
(vii) Noteholder’s Principal Distribution		$12,388,145.59		10.32345466
(viii) Enhancer for Prior Draws		$—
(ix) Liquidation Loss Amount		$—
(x) Enhancer		$—
(xi) Interest Shortfalls		$—
(xii) Indenture Trustee		$—
(xiii) Certificates		$1,534,600.58
Balances
			Percentage Interest
Beginning Note Balance		$1,014,105,996.79		84.51%
Ending Note Balance		$1,001,717,851.20		83.48%
	Change	$12,388,145.59		1.03%
Beginning Excluded Amount		$—
Ending Excluded Amount		$—
	Change	$—
Beginning Pool Balance		$1,029,642,179.25		85.80%
Ending Pool Balance		$1,017,254,033.66		84.77%
	Change	$12,388,145.59		1.03%
Beginning Principal Balance		$1,029,642,179.25		85.80%
Ending Principal Balance		$1,017,254,033.66		84.77%
	Change	$12,388,145.59		1.03%
Beginning Certificate		$—		0.00%
Ending Certificate		$—		0.00%
	Change	$—

Delinquencies
	#		$
Two statement cycle dates:		6		$155,312.20
Three statement cycle dates:		1		$189,583.71
Four statement cycle dates:		3		$156,533.48
Five statement cycle dates:		2		$44,253.88
Six statement cycle dates:		—		$—
Seven + statement cycle dates:		2		$536,182.46
Foreclosures		—		—
REO		—		$—
Liquidation Loss Amount		3		$66,243.98
Aggregate Liquidation Loss Amount				$373,421.86	0.031%
Additional Information
Net WAC Rate				3.34%
Overcollateralization Target				$15,536,182.46
Overcollateralization Amount				$15,536,182.46
Funding Account Ending Balance				$—
Aggregate Draws on Enhancer Policy				$—
Gross CPR (1 mo. Annualized)				36.292%
Net CPR (1 mo. Annualized)				13.520%
Draw Rate (1 mo. Annualized)				26.057%
WAM				217.29
AGE				16.20
Repurchases		0		$—

Allocation of Collected Funds

Interest Collections		Principal Collections
Total Collected	$(3,472,847.28)	Total Collected	$(37,901,276.76)
Servicing Fee	$429,017.57	Noteholders Principal	$12,388,145.59
Enhancer Premium	$150,000.00	Add’l Balance Increase	$—
Additional Balance Interest	$—	Net Draws	$25,579,375.15
Noteholders Interest	$1,292,985.15	Funding Account	$—
Liquidations	$66,243.98	Net	$66,243.98
Excess Interest	$1,534,600.58	Previous Funding	$—
Net	$—	Liquidations	$(66,243.98)
Interest Shortfall	$—	Difference	$0.00
		Deficiency Amount	$0.00

WACHOVIA BANK, NATIONAL ASSOCIATION
as Administrator